Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Announces CEO Transition

Dallas, Texas June 29, 2026 — Copart, Inc. (NASDAQ: CPRT) today announced that Jeff Liaw will step down as Chief Executive Officer and director, effective July 31, 2026. The Board has appointed Executive Chairman Jay Adair — who previously led Copart as CEO — to resume the role of Chief Executive Officer effective July 31, 2026. Mr. Liaw will support the transition as Special Advisor to Mr. Adair.

“Jeff has provided Copart with extraordinary leadership over the past decade — first as CFO, then President, and finally as our third-ever CEO,” said Mr. Adair. “Under his stewardship the Company achieved all-time high transaction values, average selling prices, and auction liquidity. As a result, we are the trusted platform for insurance and commercial consignors all over the world. On behalf of everyone at Copart, I thank Jeff and wish him well.”

Liaw said, “Leading Copart has been the privilege of a professional lifetime. I’m grateful to the Company for affording me the opportunity, for the customers who have entrusted us with their business, and for my teammates all over the world whose tireless efforts enable us to serve our customers and members so well. I wish Copart and Jay the very best in the next chapter ahead and look forward to contributing to the Company’s future success.”

About Copart

Copart, Inc., founded in 1982, is a global leader in online vehicle auctions. Copart’s innovative technology and online auction platforms connect vehicle consignors to approximately 1 million members in over 185 countries. Copart offers a comprehensive suite of vehicle remarketing services to insurance companies, financial institutions, dealers, rental car companies, charities, fleet operators, and individuals, and offers vehicles via auction to dealers, dismantlers, rebuilders, exporters, and the general public. With operations at over 250 locations in 11 countries, Copart sold more than 4 million units in the last year. Copart currently operates in the United States (Copart.com), Canada (Copart.ca), the United Kingdom (Copart.co.uk), Brazil (Copart.com.br), the Republic of Ireland (Copart.ie), Germany (Copart.de), Finland (Copart.fi), the United Arab Emirates, Oman and Bahrain (Copartmea.com), and Spain (Copart.es). For more information, or to become a Member, visit Copart.com/register.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management’s Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact:	Copart Investor Relations
investor.relations@copart.com